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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 000-27186


                           Raytel Medical Corporation
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              7 Waterside Crossing
                         Windsor, Connecticut 06095-0727
                                 (860) 298-6100
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

          Common Stock, par value $0.001 per share, and the associated preferred stock purchase rights

            (Title of each class of securities covered by this Form)

                                      None

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)

       Please place an X in the box(es) or designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       [X]           Rule 12h-3(b)(1)(i)       [X]
       Rule 12g-4(a)(1)(ii)      [ ]           Rule 12h-3(b)(1)(ii)      [ ]
       Rule 12g-4(a)(2)(i)       [ ]           Rule 12h-3(b)(2)(i)       [ ]
       Rule 12g-4(a)(2)(ii)      [ ]           Rule 12h-3(b)(2)(ii)      [ ]
                                               Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: 1
     ---

         Pursuant to the requirements of the Securities Exchange Act of 1934, Raytel Medical Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   RAYTEL MEDICAL CORPORATION

DATE: June 4, 2002                 BY: /s/ John F. Lawler, Jr.
                                      -----------------------------------------
                                   Name: John F. Lawler, Jr.
                                   Title: President and Chief Financial Officer